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                                                                      EXHIBIT 99
NEWS RELEASE
------------

Contact:     Bob Cardon, Dynatronics Corp.
             800-874-6251, or 801-568-7000

     Dynatronics Reports Improved Operating Results in Fiscal First Quarter

         Salt Lake City, Utah (November 14, 2008) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal first quarter ended September 30, 2008.

         Operating results showed improvement over the quarter ended June 30, 2008 and a significant improvement in comparison to the quarter ended September 30, 2007. Net loss for the quarter ended September 30, 2008 was reduced by 80 percent to $138,951 ($.01 per share), compared to a net loss of $712,203 ($.05 per share) in the first quarter of the prior fiscal year. Sales for the quarter ended September 30, 2008 were up 1.3% to $7,996,149, compared to $7,891,430 in the prior year period.

         "We're pleased with the improvement in bottom line results for the quarter," stated Kelvyn H. Cullimore Jr., Chairman and President of Dynatronics. "The combination of improving gross profit for the quarter to 40 percent of sales, together with a reduction of nearly $600,000 in SG&A expenses and decreased R&D expenses, resulted in significant improvement compared to the same quarter last year. Now that the costs of assimilating our six dealer acquisitions are behind us, we believe we're well positioned to capitalize on the strategic plans we set in place last year."

         Dynatronics recently introduced its new and expanded 500-page product catalog to the physical rehabilitation market. "Company sales in October 2008 were the highest for a single month in our history, thanks largely to the new catalog," reported Larry K. Beardall, Executive Vice President of Sales and Marketing. "With more than 12,000 products in the new catalog, we are finally able to showcase our entire product offering in one excellent marketing tool. Reports from our direct sales representatives and dealers are very encouraging. Many new customers are being added and sales are increasing."

         "Based on the strong results in September and October, momentum is building despite precarious economic times," Cullimore added, "and we expect to return to profitability in the quarter ending December 31, 2008."

         Dynatronics has scheduled a conference call for investors today, at 1:30 p.m. ET. Those wishing to participate should call 800-839-9416 and use passcode 9321818.

         A summary of the financial results for the three months ended September 30, 2008, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                                         Three Months Ended
                                                           September 30,
                                                       2008              2007
                                                    -----------     ------------

Net sales                                           $ 7,996,149     $ 7,891,430

Cost of sales                                         4,800,508       4,959,118
                                                    -----------     ------------

   Gross profit                                       3,195,641       2,932,312

SG&A expenses                                         2,976,647       3,575,495
R&D expenses                                            262,029         338,893
Other expense, net                                      147,794         127,167
                                                    -----------     ------------

   Loss before income taxes                            (190,829)     (1,109,243)

Income tax benefit                                      (51,878)       (397,040)
                                                    -----------     ------------

   Net loss                                         $  (138,951)    $  (712,203)
                                                    ===========     ============

Net loss per share (diluted)                        $      (.01)    $      (.05)
                                                    ===========     ============


                            Balance Sheet Highlights

                                                   September 30,      June 30,
                                                        2008           2008
                                                    ------------   -------------

Cash                                                $    290,679   $    288,481
Accounts receivable, net                               5,419,183      5,151,235
Inventories, net                                       6,491,823      6,283,068
Total current assets                                  13,226,343     12,981,686
Total assets                                        $ 18,680,347   $ 18,427,819

Accounts payable                                    $  2,123,972   $  1,423,839
Accrued expenses                                         513,284        500,145
Line of credit                                         5,648,780      5,818,320
Total current liabilities                              9,074,997      8,660,803
Total liabilities                                     12,548,373     12,162,180
Total liabilities and equity                        $ 18,680,347   $ 18,427,819

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements, including the statement regarding a return to profitability in the quarter ending December 31, 2008. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2008, and its subsequent quarterly reports on Form 10-QSB.





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